Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

VERTEX BUSINESS SERVICES LLC,

Faneuil, Inc.

AND

ALJ REGIONAL HOLDINGS, INC.

May 15, 2017

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated May 15, 2017, is by and among Faneuil, Inc., a Delaware corporation (“Buyer”), Vertex Business Services LLC, a Delaware limited liability company (“Seller”) and solely for purposes of Article V, Sections 6.12, 6.13 and 7.2 and Article VIII of this Agreement, ALJ Regional Holdings, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Seller is engaged in the Business (as defined below); and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the assets relating to the Business on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows.

ARTICLE I
DEFINITIONS

1.1Definitions.  For purposes of this Agreement:

“Accounts Payable” has the meaning assigned to such term in Section 2.3(b) of this Agreement.

“Accounts Receivable” has the meaning assigned to such term in Section 2.1(c) of this Agreement.

“Acquired Contracts” has the meaning assigned to such term in Section 2.1(a) of this Agreement.

“Affiliate” has the meaning assigned to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agreement” means this Asset Purchase Agreement (including the Schedules hereto).

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, legally binding directive, judgment, decree or other legally binding requirement of any Governmental Authority.

“Assignment and Assumption Agreement” means an assignment and assumption agreement with respect to the Acquired Contracts, other than the Real Property Leases, in a form mutually agreeable to the parties.

“Assignment and Assumption of Lease” means an assignment and assumption of each Real Property Lease, in a form mutually agreeable to the parties.

“Assumed Liabilities” has the meaning assigned to such term in Section 2.3 of this Agreement.

“Bill of Sale” has the meaning assigned to such term in Section 3.2(a)(ii) of this Agreement.

“Business” means the call center and speech analytics services of the customer management outsourcing (CMO) division of Seller producing the financial results in the Financial Statements, including operations at facilities located in Kennesaw, Georgia, St. Louis, Missouri, Scottsbluff, Nebraska and Richardson, Texas.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to close.

“Buyer” has the meaning assigned to such term in the preamble of this Agreement.

“Buyer Group Health Plan” has the meaning assigned to such term in Section 6.1(b) of this Agreement.

“Buyer Indemnified Party” has the meaning assigned to such term in Section 7.2 of this Agreement.

“Cap” means $1,300,000.

“Cash Consideration” means an amount equal to the sum of (i) $7,500,000 plus (ii) the Value Differential; provided that, if the Value Differential is not greater than $0, then the “Cash Consideration” shall equal $7,500,000.

“Claim” has the meaning assigned to such term in Section 7.4 of this Agreement.

“Closing” has the meaning assigned to such term in Section 3.1 of this Agreement.

“Closing Date” has the meaning assigned to such term in Section 3.1 of this Agreement.

“Closing Working Capital” means the Working Capital as of the Effective Time, as reflected in the Final Closing Statement.

“COBRA Coverage” has the meaning assigned to such term in Section 6.1(b) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning assigned to such term in Section 6.7 of this Agreement.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, required to permit the consummation of any of the Transactions.

“Contracts” means all contracts, agreements, understandings, arrangements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller or its Affiliates are a party or by which Seller or its Affiliates are bound on the Closing Date with respect to the Business or the Transferred Assets.

“Current Assets” means the sum of the following Transferred Assets that are current assets, calculated materially in accordance with GAAP: any Accounts Receivable and prepaid expenses, but excluding current and deferred Tax assets as of the Effective Time.

“Current Liabilities” means the sum of the Assumed Liabilities that are current liabilities, calculated materially in accordance with GAAP, including any Accounts Payable, accrued expenses and other current liabilities included in the Assumed Liabilities, in each case calculated as of the Effective Time, and excluding any rent inducement amounts.

“Customer” means a party to whom services are provided pursuant to a Customer Agreement.

“Customer Agreements” means, collectively, those agreements set forth on Schedule 2.1(a).

“Effective Time” has the meaning assigned to such term in Section 3.1 of this Agreement.

“Employee Benefit Plan” means each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claim” means any claim alleging potential liability arising out of, based on or resulting from any applicable Environmental Law or any Environmental Permit, including (a) any claim by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any claim by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of Hazardous Materials or arising from alleged injury or threat of injury to human health, safety or the Environment.

“Environmental Laws” means all Applicable Laws, now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, human health, safety, natural resources or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and

Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form of Exhibit A attached hereto.

“Escrow Amount” means the Escrow Shares, to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Escrow Shares” means the number of shares of Parent Stock equal to (a) $1,300,000 divided by (b) the volume weighted average of the closing sales price of the Parent Stock on the NASDAQ Capital Market, averaged over the thirty (30) day period immediately preceding the date hereof.

“Estimated Cash Purchase Price” has the meaning assigned to such term in Section 2.5(b) of this Agreement.

“Estimated Closing Statement” has the meaning assigned to such term in Section 2.5(b) of this Agreement.

“Estimated Closing Statement Date” means the date of the Estimated Closing Statement.

“Estimated Closing Working Capital” has the meaning assigned to such term in Section 2.5(b) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in Section 2.2 of this Agreement.

“Excluded Liabilities” has the meaning assigned to such term in Section 2.4 of this Agreement.

“Excluded Taxes” means all (a) Taxes relating to the Transferred Assets or the Business for any taxable period, or portion thereof, ending on or before the Closing Date (determined, in the case of the portion of a taxable period that includes the day before the date of the Closing and ends after the date of the Closing, in the manner set forth in Section 6.2(c)), (b) all Taxes of Seller for any taxable period, including, but not limited to, Taxes imposed on Seller arising out of, in connection with, or attributable to the transfer of the Transferred Assets pursuant to this Agreement, and (c) any Taxes of another Person imposed on Buyer or any of its Affiliates as a result of being a transferee or successor of Seller pursuant to this Agreement, by operation of law, by contract entered into at or prior to the Closing or otherwise.

“Faneuil Subcontractor Agreement” means a Subcontractor Agreement pursuant to which Seller shall subcontract to Buyer the performance of certain services, in a form mutually agreeable to the parties.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Final Cash Purchase Price” has the meaning assigned to such term in Section 2.5(a) of this Agreement.

“Final Closing Statement” has the meaning assigned to such term in Section 2.6(b) of this Agreement.

“Financial Statements” has the meaning assigned to such term in Section 4.14(a) of this Agreement.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by any applicable Environmental Law.

“Indemnification Threshold Amount” means $100,000.

“Indemnified Party” has the meaning assigned to such term in Section 7.4 of this Agreement.

“Indemnifying Party” has the meaning assigned to such term in Section 7.4 of this Agreement.

“Intellectual Property” means all intellectual property rights, including: patents, trademarks, trade names, trade dress, corporate names, domain names, service marks and other source indicators, copyrights and copyrighted works, trade secrets, know-how, methods and processes and any applications, registrations, continuations, continuations-in-part, reexaminations, reissues and extensions related to any of the foregoing.

“Knowledge” means, when referring to the ‘knowledge’ of the Seller, the knowledge that any of Brad Almond, Todd Buchardt, Katia Chaban or Andrew Jornod has, when referring to the ‘knowledge’ of the Buyer, the knowledge that either of Anna Van Buren or Sam Rehm has, when referring to the ‘knowledge’ of the Parent, the knowledge that Jess Ravich has.

“Leased Real Property” has the meaning assigned to such term in Section 4.7(a) of this Agreement.

“Liability” means, with respect to any Person, any financial or non-financial liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured and whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same appears on any Schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, deed of trust, title defect or objection, lien, pledge, security interest, lease, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset or property.

“Loss” and “Losses” have the meaning assigned to such terms in Section 7.2 of this Agreement.

“Material Adverse Change” means any circumstance, change in or effect that would be (or could reasonably be expected to be) materially adverse to the Transferred Assets or the financial condition or operating results of the Business, taken as a whole; provided, however, that no circumstance, change, or effect resulting from or arising in connection with the following, either alone or in combination, shall constitute or be considered in determining whether there has been a “Material Adverse Change”: (i) events, circumstances, changes or effects that generally affect the industry in which Seller operates (including legal and regulatory changes), (ii) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, (iii) the announcement of, or the taking of any action contemplated by, this Agreement and any other agreement to be entered into in connection with the transactions contemplated herein, including any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the Business; (iv) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostilities, any act or acts of terrorism; (v) acts of God or other calamities, national or international politics or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, including any cyber-attacks; (vi) changes in Applicable Law, GAAP or other applicable accounting standards or interpretation thereof; or (vii) any failure to meet any projections or forecasts or estimates of revenues or earnings for any period.

“Material Customer” has the meaning assigned to such term in Section 4.15 of this Agreement.

“Material Supplier” has the meaning assigned to such term in Section 4.16 of this Agreement.

“Mutual Customer Agreements” means, collectively, those agreements specified as Mutual Customer Agreements on Schedule 2.1(a).

“Parent” has the meaning assigned to such term in the preamble of this Agreement.

“Parent SEC Documents” has the meaning assigned to such term in Section 5.8 of this Agreement.

“Parent Stock” means the common stock, $0.01 par value per share, of Parent.

“Permits” has the meaning assigned to such term in Section 4.8(b) of this Agreement.

“Permitted Liens” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been established in accordance with GAAP; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Liens, if any, that have not had, and would not have, a material adverse effect.

“Person” means an individual, corporation, partnership, association, trust, joint-stock company, limited liability company, joint venture, trust or other entity, including a Governmental Authority.

“Proceeding” has the meaning assigned to such term in Section 4.5 of this Agreement.

“Projections” has the meaning assigned to such term in Section 4.14(d) of this Agreement.

“Proposed Final Closing Statement” has the meaning assigned to such term in Section 2.6(a) of this Agreement.

“Purchase Price” has the meaning assigned to such term in Section 2.5(a) of this Agreement.

“Qualified Benefit Plan” has the meaning assigned to such term in Section 4.11(a) of this Agreement.

"Real Property Leases" has the meaning assigned to such term in Section 4.7(a) of this Agreement.

“Registration Rights Agreement” means a Registration Rights Agreement with respect to the Parent Stock issued as Stock Consideration, in the form of Exhibit C attached hereto.

“Restricted Business” has the meaning assigned to such term in Section 6.9(a) of this Agreement.

“Restricted Period” has the meaning assigned to such term in Section 6.9(a) of this Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Schedule Supplement” has the meaning assigned to such term in Section 6.3.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Seller” has the meaning assigned to such term in the preamble of this Agreement.

“Seller Benefit Plan” means each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Transferred Employees or the beneficiaries or dependents of any such Persons, and that is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits with respect to any Transferred Employee.

“Seller Disclosure Schedules” has the meaning assigned to such term in Article IV.

“Seller Fundamental Representations” has the meaning assigned to such term in Section 7.1 of this Agreement.

“Seller Indemnified Party” has the meaning assigned to such term in Section 7.2 of this Agreement.

“Seller Representatives” has the meaning assigned to such term in Section 6.7 of this Agreement.

“Software License Agreement” means a Software License Agreement in the form of Exhibit B attached hereto.

“Stock Consideration” means the number of shares of Parent Stock equal to (a) $5,500,000 divided by (b) the volume weighted average of the closing sales price of the

Parent Stock on the NASDAQ Capital Market, averaged over the thirty (30) day period immediately preceding the date hereof; provided that, in no event shall the amount in the foregoing clause (b) be greater than $4.25 or less than $3.75.

“Supplemental Data” has the meaning assigned to such term in Section 4.14(c) of this Agreement.

“Tangible Personal Property” has the meaning assigned to such term in Section 2.1(g) of this Agreement.

“Tax” means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income tax, adjusted gross income or gross receipts tax, unemployment or employment related tax (including employee withholding or employer payroll tax, FICA, FUTA or SUTA), real or personal property tax, ad valorem tax, sales or use tax, excise tax, stamp or customs duty tax, withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premium tax, occupation tax, license tax, windfall profits tax, environmental tax, capital stock tax, disability tax, transfer tax, registration tax, estimated tax or other tax of any kind, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest or any penalty, addition to tax or additional amount, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means all returns, reports and forms (including elections, claims for refund, declarations, amendments, schedules, information returns and statements, and schedules and attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“Transactions” means the transactions contemplated by this Agreement and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement.

“Transfer Taxes” has the meaning assigned to such term in Section 6.2(a) of this Agreement.

“Transferred Assets” has the meaning assigned to such term in Section 2.1 of this Agreement.

“Transferred Employees” has the meaning assigned to such term in Section 6.1(a) of this Agreement.

“Transferred IP” has the meaning assigned to such term in Section 2.1(e) of this Agreement.

“Transition Services Agreement” has the meaning assigned to such term in Section 6.5 of this Agreement.

“Value Differential” means the difference of (a) $5,500,000 minus (b) the product of (i) the Stock Consideration multiplied by (ii) the volume weighted average of the closing sales price of the Parent Stock on the NASDAQ Capital Market, averaged over the thirty (30) day period immediately preceding the date hereof.

“Vertex Subcontractor Agreement” means a Subcontractor Agreement pursuant to which Buyer shall subcontract to Seller the performance of certain services, in a form mutually agreeable to the parties.

“WARN Act” has the meaning assigned to such term in Section 6.1(d) of this Agreement.

“Working Capital” means, as of the Effective Time, Current Assets less Current Liabilities, as reflected on Schedule 1.1 of this Agreement.

“Working Capital Accountants” has the meaning assigned to such term in Section 2.6(b) of this Agreement.

“Working Capital Deficit” means the amount by which the Working Capital is less than the Working Capital Target.

“Working Capital Surplus” means the amount by which the Working Capital is greater than the Working Capital Target.

“Working Capital Target” means $1,269,155.

ARTICLE II
TRANSFER OF ASSETS

2.1Transfer of Assets by Seller.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Seller and Seller shall sell, transfer, assign, deliver and convey or cause to be sold, transferred, assigned, delivered and conveyed to Buyer, at the Closing, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under those assets, properties and rights of Seller primarily used in the Business, other than the Excluded Assets, as reflected by the Financial Statements (collectively, the “Transferred Assets”), including, but not limited to, the following:

(a)all Customer Agreements set forth in Schedule 2.1(a);

(b)all Contracts set forth on Schedule 4.6(a) (collectively with the Customer Agreements, the “Acquired Contracts”);

(c)the accounts receivable of Seller related to the Business (the “Accounts Receivable”);

(d)all Leases set forth on Schedule 4.7(a);

(e)all Intellectual Property set forth on Schedule 2.1(e) (the “Transferred IP”);

(f)copies of books, records, files, papers and supporting documents of Seller and its Affiliates relating to the Business, whether in hard copy or computer format;

(g)all machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business detailed on Schedule 2.1(g) (the “Tangible Personal Property”);

(h)prepaid expenses as of the Closing Date detailed on Schedule 2.1(h);

(i)all licenses, permits and other authorizations held or otherwise necessary for the operation of the Business which are transferable; and

(j)any other assets, properties and rights of Seller reasonably necessary to run the Business, as reflected by the Financial Statements.

2.2Excluded Assets.  The following assets shall be excluded from the Transferred Assets (the “Excluded Assets”): (a) assets listed on Schedule 2.2; and (b) cash or cash equivalents.

2.3Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees that it will assume and agree to pay, perform and discharge when due the following (the “Assumed Liabilities”):

(a)all liabilities and obligations arising under or relating to the Acquired Contracts;

(b)the accounts payable as of the Closing Date listed on Schedule 2.3(b) (the “Accounts Payable”);

(c)the accrued expenses of the Business as of the Closing Date listed on Schedule 2.3(c); and

(d)except as specifically provided in Section 6.1, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing.

2.4Excluded Liabilities.  With the exception of the Assumed Liabilities, Buyer does not hereby assume, and shall not at any time hereafter become liable for, any of the Liabilities of Seller or its Affiliates (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, without limitation, (a) all transaction expenses incurred by Seller or its Affiliates, (b) all indebtedness for borrowed money relating to the Business, the Transferred Assets or otherwise, (c) all Liabilities associated with the Excluded Assets, (d) Liabilities under any Contracts (whether or not Acquired Contracts) with respect to any period prior to the Closing Date, (e) liabilities and obligations for Excluded Taxes and (f) liabilities or obligations arising from or related to (i) any Seller Benefit Plans, (ii) the termination of employment with Seller or any of its Affiliates of any employee of the Business prior to the Closing Date or (iii) employment- or workplace-related claims based in whole upon acts or omissions by Seller, its Affiliates or any of their respective agents occurring on or prior to the Closing Date.

2.5Purchase Price.

(a)The aggregate purchase price for the Transferred Assets (the “Purchase Price”) and the consideration for the agreements contemplated by this Agreement shall consist of the sum of (A) the Estimated Cash Purchase Price, subject to adjustment pursuant to Section 2.6 (as adjusted, the “Final Cash Purchase Price”) plus (B) the Stock Consideration plus (C) the assumption of the Assumed Liabilities.

(b)Prior to the Closing, Seller shall have delivered to Buyer (i) an estimated Closing Statement (the “Estimated Closing Statement”) setting forth Seller’s estimate of the Working Capital as of the Effective Time (the “Estimated Closing Working Capital”) and, based on such estimate, the cash purchase price, which equals the sum of (A) the Cash Consideration plus (B) the estimated Working Capital Surplus, if any, minus (C) the estimated Working Capital Deficit, if any (the “Estimated Cash Purchase Price”) and (ii) all records and work papers reasonably necessary to compute and verify the information set forth in the Estimated Closing Statement.

(c)At the Closing, the Purchase Price shall be paid as follows:

(i)Buyer shall pay by wire transfer of immediately available funds to an account designated in writing by Seller the Estimated Cash Purchase Price.

(ii)Buyer shall issue and deliver to Seller the Stock Consideration, less the Escrow Amount.

(iii)Buyer shall deposit the Escrow Amount into an account designated by the Escrow Agent, which Escrow Amount shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to Section 2.6(c), ARTICLE VI and ARTICLE VII, and subject to the limitation set forth in ARTICLE VII, and the Escrow Agreement.

2.6Post-Closing Adjustment for Working Capital.

(a)Within 45 days after the Closing Date, Buyer will prepare and deliver to Seller (i) a proposed final Closing Statement (the “Proposed Final Closing Statement”) as of the Effective Time, setting forth the items included in Working Capital and a computation and determination of the Working Capital, (ii) a computation and determination of the Working Capital Surplus, if any, and the Working Capital Deficit, if any, and (iii) a computation and determination of the appropriate adjustment to the Estimated Cash Purchase Price in accordance with the provisions of this Section 2.6.

(b)If Seller has any objections to the Proposed Final Closing Statement, it will deliver a statement describing its objections to Buyer within 30 days after delivery of the Proposed Final Closing Statement.  If Seller does not deliver such statement within such period, then the Proposed Final Closing Statement shall be the Final Closing Statement.  If Seller does deliver an objection statement within the prescribed period, Buyer and Seller will use commercially reasonable efforts to resolve any such objections themselves.  If the parties do not obtain a final resolution within 15 days after Buyer has received Seller’s statement of objections, Buyer and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections.  If Buyer and Seller are unable to agree on the choice of an accounting firm, they will each select a regionally-recognized accounting firm, and such selected firms will jointly select a third regionally-recognized accounting firm (collectively, the “Working Capital Accountants”), which shall be jointly instructed by Buyer and Seller to determine the Working Capital and the Final Cash Purchase Price.  The Working Capital Accountants shall deliver to each of Buyer and Seller their determinations within thirty days after receiving the joint instructions from Buyer and Seller, and the determinations of the Working Capital Accountants will be set forth in writing and will be conclusive and binding upon both Buyer and Seller.  The expenses of the Working Capital Accountants shall be borne by the party whose calculation of the disputed amounts was further from the calculation of such amounts as determined by the Working Capital Accountants.  Seller shall give Buyer the Proposed Final Closing Statement, revised to reflect the Working Capital Accountants’ determinations, which shall be the Final Closing Statement.  The “Final Closing Statement” shall mean the Proposed Final Closing Statement, together with any revisions and adjustments thereto pursuant to this Section 2.6(b), including a computation and determination of the Final Cash Purchase Price.

(c)If the Closing Working Capital is greater than the Estimated Closing Working Capital, then Buyer shall pay to Seller the difference by wire transfer of immediately available funds within five days following the date of the determination of the Final Closing Statement.  If the Closing Working Capital is less than the Estimated Closing Working Capital, then Seller shall pay to Buyer the difference by wire transfer of immediately available funds within five days following the date of the determination of the Final Closing Statement.

2.7Transaction Expenses. Subject to Section 6.2, all transaction expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

2.8Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Agreement any amounts required to be deducted and withheld with respect to the making of such payments under any provision of Applicable Law. Buyer shall pay any such withheld amounts to the appropriate Governmental Authority within the time periods required under the Applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Provided that Seller provides the certification described in Section 3.2(a)(v), Buyer has no Knowledge as of the date hereof of any required deduction or withholding from amounts otherwise payable to Seller pursuant to this Agreement.  If Buyer intends to withhold from amounts otherwise payable to Seller pursuant to this Agreement, then Buyer shall use reasonable best efforts to provide Seller with written notice of its intention to withhold at least (three) 3 Business Days prior to any such withholding and the parties shall use commercially reasonable efforts to minimize any such withholding.

2.9Purchase Price Allocation.  Buyer and Seller shall exercise commercially reasonable efforts to determine a mutually agreeable allocation of the Final Cash Purchase Price within ninety (90) days after the Closing Date.

ARTICLE III

CLOSING

3.1Closing.  The closing (the “Closing”) of the Transactions shall be held remotely via the exchange of signatures or in such other manner as the parties may mutually agree, as soon as practicable but in no event later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature will not be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or such other place, date and time as the Parties mutually agree (the date on which the Closing occurs, the “Closing Date”).  The Transactions shall be effective at 11:59 p.m. on the Closing Date (the “Effective Time”).

3.2Closing Deliverables.

(a)At the Closing, Seller shall deliver to Buyer the following:

(i)the Escrow Agreement, duly executed by Seller;

(ii)a bill of sale in the form of Exhibit D attached hereto (the “Bill of Sale”) and duly executed by Seller;

(iii)executed counterparts of the Assignment and Assumption Agreement, each Assignment and Assumption of Lease, the Software License Agreement, the Transition Services Agreement, the Registration Rights Agreement, the Vertex Subcontractor Agreement and the Faneuil Subcontractor Agreement;

(iv)a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the Transactions, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(v)a certificate as to the non-foreign status of Seller meeting the requirements of Section 1.1445-2(b)(2) of the U.S. Treasury regulations promulgated under the Code;

(vi)a certificate of good standing of Seller certified by the Secretary of State of the State of Delaware, issued not more than five (5) Business Days prior to the Closing Date; and

(vii)executed copies of all Consents set forth on Schedule 4.3(b).

(b)At the Closing, Buyer shall deliver to Seller the following:

(i)the Purchase Price, less the Escrow Amount;

(ii)the Escrow Agreement, duly executed by Buyer;

(iii)the Bill of Sale duly executed by Buyer;

(iv)executed counterparts of the Assignment and Assumption Agreement, each Assignment and Assumption of Lease, the Software License Agreement, the Transition Services Agreement, the Registration Rights Agreement, the Vertex Subcontractor Agreement and the Faneuil Subcontractor Agreement;

(v)certificates of the Secretary or Assistant Secretary (or equivalent officer) of each of Buyer and Parent certifying as to (A) the resolutions of the board of directors of each of Buyer and Parent, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the Transactions, and (B) the names and signatures of the officers of each of Buyer and Parent authorized to sign this Agreement and the documents to be delivered hereunder; and

(vi)a certificate of good standing of each of Buyer and Parent certified by the Secretary of State of the State of Delaware, issued not more than five (5) Business Days prior to the Closing Date.

(c)At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as set forth in the correspondingly numbered Section or Schedule of the disclosure schedules delivered by Seller to Buyer as of the date hereof (the “Seller Disclosure Schedules”), as an inducement to Buyer to enter into this Agreement and to consummate the Transactions, Seller represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

4.1Organization and Existence.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Transferred Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

4.2Authorization.  The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the Transactions are within Seller’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of Seller, and no other action on the part of Seller is necessary to authorize such execution, delivery or performance.  This Agreement and the documents to be delivered hereunder have been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.3No Conflicts; Consents.

(a)The execution, delivery and performance by Seller of this Agreement, does not and will not (i) contravene or conflict with the organizational documents of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, any of its Affiliates, the Business or any of the Transferred Assets, (iii) constitute a default (or an event which with notice or lapse of time or both would become a default) under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller or any of its Affiliates are entitled, or Buyer is after the Closing to become entitled, under, any note, bond, mortgage or indenture, Contract, Permit, agreement lease, sublease, franchise, preferential right or similar authorization relating to the Business or included in any of the Transferred Assets or by which any of the Transferred Assets may be bound, or (iv) result in the creation of any Lien, other than Permitted Liens, on any of the Transferred Assets.

(b)Except as set forth on Schedule 4.3(b), the execution, delivery and performance by Seller of this Agreement, including the transfer of the Transferred Assets (including each of the Acquired Contracts) to Buyer, require no action by, or Consent of, any Governmental Authority or other Person.

4.4Sufficiency of and Title to the Transferred Assets.

(a)Seller has good and valid title to, or a valid leasehold interest in, the Transferred Assets, free and clear of Liens except for Permitted Liens and has the right to sell, assign, transfer, convey and deliver good and valid title to, or a valid leasehold interest in, the Transferred Assets to Buyer, free and clear of Liens except for Permitted Liens.

(b)The Transferred Assets, together with the Excluded Assets, constitute all of the assets necessary for the conduct of the Business as conducted by Seller and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. At all times since the Estimated Closing Statement Date, Seller has caused the Transferred Assets to be maintained in accordance with good business practice, and all the Transferred Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

4.5Litigation.  Except as set forth on Schedule 4.5, there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by any Governmental Authority or any other Person (each, a “Proceeding”) pending or, to the Knowledge of Seller, threatened against Seller (A) in respect of or affecting the Business or any of the Transferred Assets or (B) which seek to enjoin or rescind the Transactions or otherwise prevent Seller from complying with the terms and provisions of this Agreement. To the Knowledge of Seller, there are no existing orders, judgments or decrees of any Governmental Authority, consent decrees, settlement agreements and the like affecting any of the Transferred Assets, the Business or the legality, validity or enforceability of this Agreement or the consummation of the Transactions.

4.6Contracts.

(a)Schedule 4.6(a) sets forth all Contracts to which Seller or its Affiliates are a party or by which Seller or its Affiliates are bound and that relate to the Business or the Transferred Assets. Seller has made available to Buyer true and complete copies of all Acquired Contracts.

(b)Each Acquired Contract is in full force and effect and is a legal, valid and binding obligation of Seller (or its Affiliates) and, to the Knowledge of Seller, each other party thereto, enforceable against Seller (or its Affiliates) and, to the Knowledge of Seller, each such other party thereto in accordance with its terms, and neither Seller (or its Affiliates) nor, to the Knowledge of Seller, any other party thereto is in default or has failed to perform any obligation thereunder and there is no event or condition that exists or has occurred that with the giving of notice or lapse of time or both would constitute a default or event of default or accelerate the maturity of or cause a termination of, any Acquired Contract.

4.7Leased Real Property.

(a)Schedule 4.7(a) sets forth (i) the street address of each parcel of all material real property leased by Seller and primarily used in connection with the Business (collectively, the “Leased Real Property”), (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. True, correct and complete copies of the leases governing the Leased Real Property, together with all amendments thereto and assignments and/or subleases thereof (the “Real Property Leases”), have been delivered to Buyer and are set forth on Schedule 4.7(a).  The rental amount set forth in each Real Property Lease is the actual rental amount being paid, and there are no separate agreements or understandings with respect to the same.

(b)To the Knowledge of Seller, there is no material violation of any Applicable Law relating to any of the Leased Real Property.  Seller has made available to Buyer, to the extent in Seller’s possession, copies of all the certificates of occupancy, environmental reports and audits, appraisals, permits, other Liens, title documents and other documents relating to or otherwise affecting the Leased Real Property, the operations of the Seller (as they relate to the Business) thereon or any other uses thereof. Seller is in peaceful and undisturbed possession of each parcel of Leased Real Property, and, to the Knowledge of Seller, there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used.  To the Knowledge of Seller, all existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the use, occupancy, operation and maintenance of the Leased Real Property are adequate for the conduct of the Business as it has been and currently is conducted. To the Knowledge of Seller, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personal property of a permanent nature affixed or attached to, located on or forming part of the Leased Real Property which would render the

Leased Real Property unusable for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.  Seller has not subleased any part of the Leased Real Property to any other Person and, to the Knowledge of Seller, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, nor has Seller assigned its interest under any lease to any third party.

(c)Schedule 4.7(c) sets forth a true and complete list of all ancillary documents, if any, in Seller’s possession pertaining to the Leased Real Property, including all written amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates. With respect to each of the leases of the Leased Real Properties, Seller has not exercised, nor to the Knowledge of Seller, has any lessor or landlord exercised (nor has Seller received any notice of exercise by a lessor or landlord of), any option, right of first offer or right of first refusal contained in any such lease or sublease, including any option or right pertaining to purchase, expansion, renewal, extension or relocation.

(d)The interests of Seller in the Leased Real Property to be transferred pursuant to this Agreement are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(e)To the Knowledge of Seller and to the extent required by Applicable Law, all of the Leased Real Property is occupied under a valid and current certificate of occupancy or other permit, and the Transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy. To the Knowledge of Seller, all improvements on the Leased Real Property constructed by or on behalf of Seller, or, to the Knowledge of Seller after inquiry, constructed by or on behalf of any other person, were constructed in compliance with all Applicable Laws affecting such Leased Real Property.

(f)Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

4.8Compliance with Laws; Permits.

(a)The operation of the Business has been, and is being, conducted in compliance with all Applicable Laws in all material respects.

(b)Seller or its Affiliates have obtained all approvals, designations, qualifications, classifications, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities that are necessary for the operation of the Transferred Assets or Business in the manner as currently operated (the “Permits”), and all such Permits are presently in full force and effect.

(c)None of the representations and warranties in this Section 4.8 shall be deemed to relate to Tax matters, which are governed by Section 4.10, employment matters, which are governed by Section 4.11 or environmental matters, which are governed by Section 4.19.

4.9Intellectual Property.

(a)The Transferred IP encompasses all proprietary rights necessary and desirable for the conduct of the Business as presently conducted by Seller.  Seller owns and possesses sole, exclusive, valid and unencumbered title to, or has a license (sufficient for the conduct of the Business) to, each item of Transferred IP free and clear of any Liens other than Permitted Liens.  Upon the Closing, Buyer will own and possess sole, exclusive, valid and unencumbered title to, or have a license (sufficient for the conduct of the Business) to, each item of Transferred IP free and clear of any Liens. The Transferred IP has not been adjudged invalid or unenforceable in whole or in part, and is valid and enforceable.  The conduct of the Business as currently conducted does not, to Seller’s Knowledge, infringe or misappropriate the Intellectual Property of any Person and no Proceeding alleging any such infringement or misappropriation is pending, and no claim has been threatened or asserted against Seller alleging any of the foregoing. To the Knowledge of Seller, no Person is engaging in any activity that infringes the Transferred IP.

(b)All employees of Seller who have created any Transferred IP are under written obligation to Seller to assign to Seller all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

4.10Taxes.  All Taxes due and payable by Seller (whether or not shown on a Tax Return as due) (a) have been paid in full or (b) Seller will arrange for full payment thereof.  Seller has timely filed all material federal, state, county, local and foreign Tax Returns which Seller is required to have filed, and such returns are complete and correct in all material respects.  All amounts required to be withheld, collected or deposited in respect of Taxes has been properly and timely withheld, collected or deposited.  Any deficiencies proposed as a result of any governmental audits have been paid or settled.  There are no present disputes as to Taxes payable by Seller.  There are no unexpired waivers by Seller of any statute of limitations with respect to any Taxes, and Seller is not a party to any action or Proceedings by any Governmental Authority for the collection or assessment of Taxes.  There are no Liens for Taxes on any of the Purchased Assets except for Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures.

4.11Employment Matters.

(a)To Seller’s Knowledge, each Seller Benefit Plan and related trust is now and for the preceding six (6) years (the “Benefits Period”) has been operated in accordance with all Applicable Laws (including ERISA and the Code).  For the duration of the Benefits Period, Seller has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Seller Benefit Plan.  No Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any Seller Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Seller, no fact or event exists that could give rise to any such Proceeding.

(a)Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Seller, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, or the qualified status of any such Qualified Benefit Plan.

(b)No Seller Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Seller or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA.  Other than as required under Section 4980B of the Code or other Applicable Law, no Seller Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).  Except as set forth on Schedule 4.11(b), no Seller Benefit Plan provides for the payment of separation, severance, termination or similar benefits to any Person or obligates Seller to pay separation, severance, termination or similar benefits solely as a result of the Transactions.  The Transactions, individually or in the aggregate, will not result in payment of any excise tax arising under Section 4999 of the Code.

(c)Neither the Seller nor any of its ERISA Affiliates has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit guaranty corporation arising in the ordinary course).

(d)Seller is not a party to or bound by any collective bargaining agreement with a labor organization representing any of the Employees.  There has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business.

(e)Seller is in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority.  To Seller’s Knowledge, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Seller in connection with the Business.

Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees of the Business or employment practices.  To Seller’s Knowledge, there is no Proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to the Knowledge of Seller, threatened with respect to Seller and related to the Business.

4.12Accounts Receivable.  Schedule 4.12 contains an aged list of Accounts Receivable as of the Estimated Closing Statement Date, showing separately those Accounts Receivable that as of such date had been outstanding for (a) 30 days or less, (b) 31 to 60 days, and (c) 61 to 90 days. Accounts Receivable have arisen from the sale of services to Persons not affiliated with Seller and in the ordinary course of business, represent valid obligations to the Business and, subject only to reserves for bad debts on the Estimated Closing Statement calculated in a manner consistent with past practice, have been collected or are collectible, to the Knowledge of Seller, without resort to litigation or extraordinary collection activity in the aggregate recorded amounts thereof in accordance with their terms and consistent with past practice.

4.13No Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or any document to be delivered hereunder based upon arrangements made by or on behalf of Seller.

4.14Financial Information.

(a)True and complete copies of (i) the unaudited balance sheet of the Business for the year ended March 31, 2016 and each of the calendar months beginning with the month ended April 30, 2016 through and including the month ended March 31, 2017, and the unaudited carve-out statements of income of the Business for each of the three fiscal years ended as of March 31, 2017, 2016, and 2015, together with all related notes and schedules thereto (collectively referred to herein as the “Financial Statements”) are attached hereto as Schedule 4.14(a).  The Financial Statements (A) were prepared in accordance with the books of account and other financial records of Seller, (B) present fairly the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby and (C) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition and results of operation of the Business as of the dates thereof or for the periods covered thereby.

(b)The books of account and other financial records of the Business (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices.

(c)Complete copies of (i) contract invoices related to the Business for the twelve (12) month period ending March 31, 2017, (ii) reconciliations of monthly contract invoices to the respective statements of income for the twelve (12) month period ending March 31, 2017, and (iii) the monthly balance sheet detail as it relates to working capital for the twelve (12) month period ending March 31, 2017 (collectively, the “Operating Data”) have been delivered by Seller to Buyer. To the Knowledge of Seller, the Operating Data are in all material respects correct.

4.15Customers.  Schedule 4.15 lists the names and addresses of the ten most significant customers of the Business based on amounts invoiced during the twelve month period ended March 31, 2017 (each, a “Material Customer”) and the amount for which each Material Customer was invoiced during such period. Seller has not received any notice and, to the Knowledge of Seller, will not receive any notice that a Material Customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Business, or has substantially reduced, or will materially reduce the use of such products, equipment, goods or services.

4.16Suppliers.  Schedule 4.16 lists the names and addresses of each of the ten most significant suppliers of supplies, services and other goods for the Business for the twelve month period ended March 31, 2017 (each, a “Material Supplier”) and the amount for which each Material Supplier invoiced Seller during such period. Seller has not received any written notice that any Material Supplier will not sell supplies, services, and other goods to Buyer on terms and conditions substantially similar to those used in such Material Supplier’s current sales to the Business.

4.17Tangible Personal Property.

(a)Schedule 4.17(a) sets forth a true and complete list of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(b)To the Knowledge of Seller, Seller has the full right to exercise any renewal options contained in the leases pertaining to the Tangible Personal Property on the terms and conditions contained therein.

4.18Insurance. The Transferred Assets are covered by valid and currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of Seller with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Seller.

4.19Environmental.  Except as set forth in Schedule 4.19:

(a)Seller (as it relates to the Business) is in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits held by Seller in connection with its operation of the Business.

(b)To the Knowledge of Seller, Seller has not caused a release of any Hazardous Material in violation of any applicable Environmental Laws on any of the Leased Real Property or, during the period of Seller’s lease, use or occupancy thereof, on any property formerly leased, used or occupied by Seller.

(c)There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against Seller (relating to the Business), and to, Seller’s Knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

4.20Conduct in the Ordinary Course.  Since the Estimated Closing Statement Date, the Business has been conducted in the ordinary course and consistent with past practice.

4.21Certain Business Practices. To the Knowledge of Seller, neither Seller nor any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has promised, authorized or made any payment, or otherwise contributed any item of value, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the FCPA), in each case in violation of the FCPA or any other Applicable Law that relates to bribery or corruption.

4.22Solvency.  Since the Estimated Closing Statement Date, all the Transferred Assets have been acquired for consideration not less or greater than the fair market value of such Transferred Assets at the date of such acquisition. Immediately after giving effect to the consummation of the Transactions, Seller will be able to pay its debts as they come due and Seller will not have unreasonably small assets with which to conduct its present or proposed business.  Seller has not, at any time, made a general assignment for the benefit of creditors, or filed, or had filed against it, any bankruptcy petition or similar Proceeding. As used in this Section 4.22, “debt” includes any legal Liability, whether mature or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured that is reasonably likely to occur or accrue.

4.23Investment Representations.

(a)Seller is acquiring the Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any public distribution of such securities in violation of any federal or state securities laws.

(b)Seller acknowledges that the Stock Consideration has not been registered under the Securities Act or any state securities laws.

(c)Seller represents that Seller is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(d)Seller has such knowledge and experience in financial and business matters as are necessary to evaluate the risks and merits of an investment in the Stock Consideration, and is capable of bearing the entire loss of its investment in the Stock Consideration.

(e)Seller acknowledges that upon the original issuance of the Stock Consideration, and until such time as the Parent Stock constituting the Stock Consideration has been registered for resale by Parent in accordance with Section 6.12, the Parent Stock issued as Stock Consideration shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME UNLESS IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER.

4.24“As Is, Where Is”. The conveyance of all Transferred Assets purchased by Buyer under this Agreement and under any conveyance document executed in connection herewith shall be made in “as is” and “where is” condition, and without any representations or warranties whatsoever with respect to merchantability, fitness for a specific purpose, environmental condition, enforceability, collectability, documentation or freedom from Liens (in whole or in part), condition of property or any other matter, and Buyer shall not be entitled to rely on any representation or warranty whatsoever, except as expressly set forth in ARTICLE IV of this Agreement.

4.25Audit Certifications. Except for the 2012 PCI Data Security Standard Report on Compliance, Seller has provided to Buyer copies of all PCI Data Security Standard Reports on Compliance and SSAE 16 SOC 1 attestations since December 7, 2011 required under the Acquired Contracts.

4.26No Other Representations.  The representations and warranties of Seller contained in this Agreement are the only representations and warranties made by Seller connection with the Transactions and supersede any and all previous written or oral statements made by Seller.  There are no representations, warranties, covenants, understandings or agreements of Seller regarding Seller and the Business and the Transferred Assets other than those set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

As an inducement to Seller to enter into this Agreement and to consummate the Transactions, Buyer and Parent, jointly and severally, hereby represent and warrant to Seller as of the date hereof and as of the Closing:

5.1Organization and Existence.  Each of Buyer and Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2Authorization.  The execution, delivery and performance by Buyer and Parent of this Agreement and the consummation by Buyer and Parent of the Transactions are within each of Buyer’s and Parent’s corporate powers and have been duly authorized by all necessary corporate action on the part of each of Buyer and Parent, and no other action on the part of Buyer or Parent is necessary to authorize such execution, delivery or performance.  This Agreement and the documents to be delivered hereunder have been duly and validly executed and delivered by

Buyer and Parent and, assuming due authorization, execution and delivery by Seller, constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their respective terms.

5.3No Conflict; Consent.

(a)The execution, delivery and performance by Buyer and Parent of this Agreement does not (i) contravene or conflict with the organizational documents of Buyer or Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or Parent.

(b)The execution, delivery and performance by Buyer and Parent of this Agreement requires no Consent of any Governmental Authority or other Person.

5.4Litigation.  There is no Proceeding pending against, or to the Knowledge of Buyer or Parent, threatened against or affecting Buyer or Parent before any Governmental Authority that in any manner challenges or seeks to prevent or enjoin the Transactions.

5.5Independent Investigation.  Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of Seller and the Business and the Transferred Assets and acknowledges that it has been provided adequate access to personnel, properties, premises and records of Seller for such purpose.  In entering into this Agreement, Buyer has relied upon, among other things, its due diligence investigation and analysis of Seller and the Business and the Transferred Assets.

5.6No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or any document to be delivered hereunder based upon arrangements made by or on behalf of Buyer or Parent.

5.7Issuance of Stock Consideration; NASDAQ Listing.

(a)The Stock Consideration, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any and all Liens, claims, restrictions, and preemptive, preferential or similar purchase rights created by statute, Parent’s articles of incorporation, Parent’s bylaws or any Contract to which Parent is a party or by which it is bound, other than restrictions on transfer under applicable state and federal securities Laws.

(b)The Parent Stock is listed on the NASDAQ Global Market, and Parent has not received any notice of delisting of the Parent Stock.

5.8Parent SEC Documents.  Parent has timely filed with or furnished to, as applicable, the SEC, all reports, schedules, forms, registration statements, prospectuses, statements, certifications and other documents, together with any amendments required to be made with respect thereto, that were required to be filed or furnished by it during the prior twelve months under the Exchange Act and the Securities Act (together with the exhibits and other information incorporated therein, the “Parent SEC Documents”). No such Parent SEC Document, at the time filed or furnished, or if amended prior to the date hereof, as of the date of the amendment (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, taken as a whole in light of the circumstances under which they were made, not misleading, except that information in the Parent SEC Documents as of a later date (but before the date of this Agreement) shall be deemed to modify information in the Parent SEC Documents as of an earlier date.  As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act.  As of the date of this Agreement, Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent which has not been adequately addressed.

5.9Financial Statements.  Each of the financial statements of Parent included (or incorporated by reference) in the Parent SEC Documents (including the related notes, where applicable) (a) fairly present in all material respects the results of operations, cash flows, changes in shareholders' equity and financial position of Parent for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (b) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (c) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

5.10Absence of Certain Changes.  Except as expressly contemplated by this Agreement, between the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date hereof, there has not been any fact, event, change, development, circumstance or effect that has had, individually or in the aggregate, a material adverse effect.

5.11No Undisclosed Liabilities.  Parent has no liabilities, obligations or commitments of any type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (a) those which are adequately reflected or reserved against in the Parent SEC Documents; (b) those which have been incurred in the ordinary course of business since the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC; (c) those arising out of this Agreement or the Transactions, and (d) those that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

ARTICLE VI
COVENANTS AND OTHER AGREEMENTS

6.1Transferred Employees.

(a)On or before the Closing Date, Buyer shall extend an offer of employment, which may be conditioned upon the execution of Buyer’s standard written employment terms, to each Seller employee listed on Schedule 6.1(a), with such employees who accept the offer of employment extended by Buyer or any of its Affiliates upon the Closing Date being the “Transferred Employees”; provided, however, that no Seller employees listed on Schedule 6.1(a) shall be on a leave of absence (other than vacation leave in the ordinary course or statutorily protected leave, such as leave under the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act of 1994), including any (non-protected) short- or long-term disability leave, as of the Closing Date. The offer of employment extended by Buyer to a Transferred Employee shall be for an initial position that is substantially comparable to the position held by such employee as of the Closing Date with Seller and shall include (i) base salaries or hourly wage levels and cash incentive compensation opportunities (as a percentage of base salary, but excluding any long-term incentive awards, equity or equity-based compensation) that are in the aggregate substantially comparable to those provided by Seller immediately prior to the date hereof and (ii) employee welfare and retirement benefits and vacation benefits (other than any defined benefit pension benefits, equity-based plans or arrangements, nonqualified deferred compensation plans or arrangements, long-term incentive awards or post-termination or retiree welfare benefit plans or arrangements) which are substantially comparable in the aggregate to the benefits (other than any defined benefit pension benefits, equity-based plans or arrangements, nonqualified deferred compensation plans or arrangements, long-term incentive awards or post-termination or retiree welfare benefit plans or arrangements) provided by Buyer to Buyer’s employees of similar positions and tenure prior to the Closing.

(b)The Buyer shall use commercially reasonable efforts to cooperate with the Seller so as not to cause “employment losses” (as defined in the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. Section 2101, et seq. (the “WARN Act”)) during the sixty (60) day period commencing on the Closing Date sufficient, alone or in conjunction with employment losses caused by Seller prior to the Closing Date, to trigger an obligation on the part of Seller or Buyer to issue notices under the WARN Act. Seller shall comply with any applicable provisions of the WARN Act and any other legal requirements regarding plant closings or layoffs (or similar triggering event) as they relate to the Transactions, provided that Buyer continues to satisfy its obligations pursuant to the immediately foregoing sentence.  Notwithstanding the foregoing, Seller shall be solely obligated to pay, and shall pay, (i) all severance or other amounts to any employee of the Business triggered by the Transactions as a result of a termination of employment on or before the Closing Date and (ii) any liabilities arising under the WARN Act with respect to employees who are not Transferred Employees.

(c)In accordance with Treasury Regulation §54.4980B-9, Q&A 7, Seller shall be and is solely responsible for COBRA Coverage for all M&A qualified beneficiaries (determined in accordance with Treasury Regulation §54.4980B-9, Q&A 4); provided, however, that Buyer shall become responsible for COBRA Coverage to the extent that Buyer is a

“successor employer” for purposes of COBRA Coverage and Treasury Regulation §54.4980B-9, Q&A 8(c) becomes applicable.  Buyer shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employee (or other qualified beneficiary) who becomes covered by a group health plan sponsored or contributed to by Buyer or any of its Affiliates (each a “Buyer Group Health Plan”) and who experiences a qualifying event following the Closing Date while covered under a Buyer Group Health Plan.  For purposes hereof, “qualified beneficiary,” “M&A qualified beneficiaries,” “group health plan” and “qualifying event” shall have the meanings ascribed thereto in Section 4980B of the Code and the related regulations.  For purposes of this subsection “COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA and any state Applicable Law.

(d)For purposes of payroll Taxes with respect to all Transferred Employees, Buyer and Seller shall treat the Transactions as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2).

(e)Notwithstanding any other provision of this Agreement to the contrary, Seller and Buyer each hereby acknowledge and agree that all provisions contained in this Section 6.1 are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan, Employee Benefit Plan, agreement or other arrangement of Buyer or Seller, (ii) shall limit the right of Buyer to amend, terminate or otherwise modify any of their respective Employee Benefit Plans, agreements or other arrangements following the Closing Date, or (iii) shall create any third party beneficiary or other right (A) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of Seller or any participant in any of Buyer’s Employee Benefit Plans, agreements or other arrangements (or any dependent or beneficiary thereof) or (B) to continued employment with Buyer or its Affiliates.

6.2Taxes.

(a)Any and all sales, transfer, documentary, use, stamp, registration and other such Taxes and fees (including any penalties, interest, additions to tax and costs and expenses relating to such Taxes and fees) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) shall be borne by Seller.  The parties shall cooperate with one another in the preparation of any necessary Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes).

(b)Following the Closing, Buyer and Seller shall (i) provide to one another such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes relating to the Business, (ii) retain for a period of at least three (3) years all records or other information that may be relevant to the preparation of any Tax Returns relating to the Business, or the conduct of any audit or examination, or other Tax proceeding relating to the Business, and (iii) retain for a period of at least three (3) years all relevant documents, including prior years’ Tax Returns relating to the Business, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of within such three year period any such records without the prior written consent of the other party. Any information obtained under this Section 6.2 shall be kept confidential in accordance with Section 6.7, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(c)Except as provided in paragraph (a) hereof, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Transferred Assets for any taxable period that includes the day before the date of the Closing and ends after the date of the Closing, whether imposed or assessed before or after the date of the Closing, shall be prorated between Seller and Buyer as of 12:01 A.M. on the date of the Closing on a per diem basis based upon the number of days in the portion of the taxable period (i) beginning before, and ending on, the date of the Closing and (ii) beginning after the date of the Closing.  If the Closing shall occur before the tax rate for the taxable period that includes the Closing is fixed, the apportionment such Taxes shall be based upon the Tax rate for the immediately preceding fiscal period applied to the latest assessed valuation, and promptly after the new Tax rate is fixed for the taxable period that includes the date of the Closing, the apportionment of such Taxes shall be recomputed. If any Taxes subject to proration are paid by Buyer, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid by (or to) the other Person no fewer than five (5) days before the payment of such Taxes is due to the applicable Governmental Authority (or promptly following the receipt of any such refund).

6.3Update to Seller Schedules.  From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend any Schedule or Section of the Seller Disclosure Schedules that speaks as of a date after the date hereof (including Schedule 1.1, Schedule 2.1(h), Schedule 2.3(b), Schedule 2.3(c), Schedule 4.12, and Schedule 6.1(a)) with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.1(a) have been satisfied.

6.4Public Announcements.  Buyer and Seller shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the identity of the parties and the consideration paid hereunder, and shall not issue any such press release or make any such public statement prior to such consultation and without receiving the other parties’ consent, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.5Transition.  Following the Closing, Seller shall provide, or cause to be provided, to the Business certain services that are currently provided by Seller and its Affiliates, all as more fully set forth in a transition services agreement in the form attached hereto as Exhibit E attached hereto (the “Transition Services Agreement”) to be entered into by Seller and Buyer as of the Closing.

6.6Accounts Receivable.  After the Closing, all Accounts Receivable shall belong to Buyer.  After the Closing, Buyer shall collect Accounts Receivable, and Seller shall cooperate in respect thereof as reasonably requested by Buyer.  To the extent any Accounts Receivable are paid to Seller, then within five Business Days after receipt thereof, Seller shall forward to Buyer (or its designee) any such Accounts Receivables collected by Seller, without deduction.

6.7Confidentiality.  After the Closing, Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors (collectively, “Seller Representatives”) to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business (“Confidential Information”), (b) in the event that Seller or any Seller Representative becomes legally compelled to disclose any Confidential Information, to the extent not prohibited from doing so, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy (each, at the expense of Buyer) or waive compliance with this Section 6.7, and (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.7, furnish only that portion of such Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its agents, representatives, Affiliates, employees, officers or directors or was independently developed by Seller without reliance on such information.

6.8Regulatory and Other Authorizations; Notices and Consents.

(a)Each party shall use its commercially reasonable efforts to obtain all Consents of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such Consents.

(b)Seller shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party Consents as are described on Schedule 4.3(b).

(c)Buyer shall cooperate and use all reasonable efforts to assist Seller in giving such notices and obtaining the Consents are described on Schedule 4.3(b); provided, however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Buyer in its sole discretion may deem adverse to the interests of Buyer or the Business.

(d)If any Consent described on Schedule 4.3(b) is not obtained, or if an attempted assignment of a Contract by Seller would be ineffective or would adversely affect the rights of Seller (or its Affiliates) thereunder such that Buyer would not in fact receive all material rights thereunder, Seller shall cooperate with Buyer in attempting to obtain such Consent as promptly thereafter as practicable.  If such Consent cannot be obtained, Seller shall use commercially reasonable efforts to provide Buyer with the rights and benefits of the affected Contract for the term thereof, and, if such rights and benefits are so provided, Buyer shall assume the obligations thereunder in accordance with this Agreement.  Seller and Buyer shall, to the extent the benefits from any such Transferred Asset and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Transferred Assets.

(e)Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller (or their respective Affiliates) thereunder.

6.9Non-Competition.

(a)For a period of five (5) years after the Closing (the “Restricted Period”) Seller shall not engage, directly or indirectly, in the Restricted Business anywhere in North America or, without the prior written consent of Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person whose primary business is the Restricted Business; provided, however, that, for the purposes of this Section 6.9, ownership of securities having no more than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 6.9 as long as the Person owning such securities has no other connection or relationship with such competitor; provided further, that Seller may not enter into an agreement with respect to the Restricted Business with a Customer for the greater of (x) ten (10) years after the Closing and (y) the remaining term of the Customer Agreement with such Customer (which term shall include any extension periods existing under a Customer Agreement at the Effective Time). Notwithstanding the foregoing, Seller may acquire a Person who is engaged in the Restricted Business so long as it is not such Person’s primary business, so long as Seller disposes of the Restricted Business within six months of the acquisition thereof; provided that Seller shall not have any such disposition obligation in the event that such acquisition is completed after the eighteen (18) month anniversary of the Closing.  The restrictive covenants set forth in this Section 6.9(a) shall not apply to any purchaser or potential purchaser of (i) Seller, (ii) the direct or indirect parent of Seller, (iii) any of their respective Affiliates or (iv) all or substantially all of the assets of any of the foregoing parties; provided that such purchaser shall not enter into an agreement with respect to the Restricted Business with a Customer for the greater of (x) six (6) years after the Closing and (y) the remaining term of the Customer Agreement with such Customer (which term shall include any extension periods existing under a Customer Agreement at the Effective Time).  For the purpose of this Section 6.9(a), the “Restricted Business” shall mean the provision of customer care center BPO services including inbound call center, dispatch services, back office staffing, outbound, sales calls and collection services.

(b)As a separate and independent covenant, Seller agrees with Buyer that, for a period of five (5) years following the Closing, Seller will not in any way knowingly induce or attempt to induce any employee of the Business as of the Closing to leave the employ of Buyer or violate the terms of their contracts, or any employment arrangements, with Buyer; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising.

(c)The Restricted Period shall be extended by the length of any period during which Seller is in breach of the terms of this Section 6.9.

(d)Seller acknowledges that the covenants of Seller set forth in this Section 6.9 are an essential element of this Agreement and that, but for the agreement of Seller to comply with these covenants, Buyer would not have entered into this Agreement.  Seller acknowledges that this Section 6.9 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by Buyer.  Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.9 are reasonable and proper.

6.10Use of Intellectual Property.  From and after the Closing, neither Seller nor any of its Affiliates shall use any of the Transferred IP.

6.11Leases.

(a)Prior to the Closing Date, Seller shall use commercially reasonable efforts to deliver to Buyer landlord consents, to the extent required under the Real Property Leases, and commercially reasonable estoppel certificates concerning the Leased Real Property, executed by the landlord in favor of Buyer, in each case in a form and substance reasonably satisfactory to Buyer. Buyer shall cooperate with Seller to get any required consents. Buyer agrees to pay reasonably typical and customary transfer fees charged by each landlord in connection with the issuance of its consent to the assignment of a Real Property Lease.

(b)Buyer agrees that, in the event that Seller fails to deliver any such landlord consents or estoppel certificates prior to the Closing Date, Buyer will close the Transactions. Seller agrees that it shall use commercially reasonable efforts to obtain all such consents as soon as reasonably practicable after the Closing Date and Buyer shall pay reasonably typical and customary transfer fees charged by each landlord in connection with the issuance of its consent to the assignment of a Real Property Lease.

6.12Parent. In accordance with the Registration Rights Agreement, Parent shall register the Parent Stock issued as Stock Consideration for resale by Seller on a Form S-3 registration statement as soon as reasonably practicable following the Closing, and in no event prior to May 20, 2017.

6.13Rule 144.

(a)With a view to making available to Seller the benefits of Rule 144 promulgated under the Securities Act and any other similar rule or regulation of the SEC that may at any time permit Seller to sell the Stock Consideration to the public without registration, Parent shall:

(i)make and keep adequate current public information available, as those terms are understood and defined in Rule 144;

(ii)file with the SEC in a timely manner all reports and other documents (a) required of Parent under the Securities Act and the Exchange Act, for so long as Parent remains subject to such requirements and (b) required for sales under Rule 144;

(iii)submit electronically and post on its corporate website, if any, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T; and

(iv)furnish to Seller promptly upon written request, (A) to the extent accurate, a written statement by Parent that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (B) such other information as may be reasonably requested to permit Seller to sell the Stock Consideration pursuant to Rule 144 without registration.

(b)Provided Seller meets the requirements of Rule 144, Parent shall promptly, upon Seller's written request, provide instructions to its stock transfer agent to remove the restrictive legend from any stock certificate representing the Stock Consideration.  Seller shall provide Buyer with customary certifications necessary for Buyer to satisfy the foregoing requirement.

6.14Further Assurances; Further Conveyances and Assumptions; Wrong Hands.

(a)At any time and from time to time following the Closing, at the request of any party and without further consideration, any other party shall provide, execute and/or deliver such documents or instruments, and take such actions, as the requesting party or its counsel may reasonably deem necessary or desirable in order to consummate or otherwise to implement the provisions and purposes of this Agreement or to comply with Applicable Laws (including (i) transferring back to Seller any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, if and to the extent that any such asset or liability was erroneously or inadvertently transferred to Buyer at the Closing and (ii) transferring to Buyer any asset or liability contemplated by this Agreement to be a Transferred Asset or Assumed Liability, respectively, which was erroneously or inadvertently not transferred to Buyer at the Closing).

(b)At any time following the Closing, if Seller or its Affiliates receives any payment, including but not limited to payments for services provided under the Acquired Contracts, refunds, reimbursements, installments of base rent, additional rent, license fees or other use-related revenue, related to any Transferred Asset which should be paid to Buyer pursuant to the terms of this Agreement, Seller agrees to promptly remit (or cause to be promptly remitted) such funds to Buyer. If after the Closing Buyer or any of its Affiliates receives any payment, including but not limited to refunds, reimbursements, installments of base rent, additional rent, license fees or other use-related revenue, that is not related to the Business, or is otherwise intended to be a payment made to Seller or its Affiliates, then Buyer agrees to promptly remit (or cause to be promptly remitted) such funds to Seller. Prior to any such transfer, Buyer and Seller shall, or shall cause its applicable Affiliates to, hold such payment, right, property or asset in trust for the benefit of other party. Buyer and Seller agree to treat the ultimate recipient of any such funds as having received the payment ab initio for all applicable Tax purposes.  Each party covenants and agrees that any amounts owed to the other party pursuant to the foregoing are not, and shall not become, subject to any Liens, shall not become security for any indebtedness of such party or any of its Affiliates (or in any bank account subject to any such Liens) and shall not be comingled with any other funds of such party or any of its Affiliates.

ARTICLE VII

INDEMNIFICATION

7.1Survival.  All representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall survive the Closing for a period ending one year from the Closing Date; provided, however, that (i) the representations and warranties in Section 4.1, Section 4.2, Section 4.4, and Section 4.13 (the “Seller Fundamental Representations”) shall survive indefinitely, (ii) the representations and warranties in Section 5.1 and Section 5.5 shall survive indefinitely, and (iii) the representations and warranties in Section 4.10 shall survive and terminate only upon the expiration of the applicable statute of limitations and any extensions thereof.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  The foregoing survival periods shall not affect any Claim asserted prior to the expiration of the survival period.

7.2Indemnification by Seller.  Seller will indemnify, defend and hold harmless Buyer and Parent and their members, managers, Affiliates, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party”) from and against any and all losses, damages, liabilities, actions, suits, Proceedings, claims, demands, orders, assessments, obligations, amounts paid in settlement, fines, costs and expenses (including legal and other expenses incident thereto or incident to the enforcement of this indemnity to the extent such enforcement is successful) of any nature whatsoever (collectively, the “Losses” and individually a “Loss”), but subject to Section 7.6, and that arise out of or relate to (a) any breach or default by Seller of any covenant or agreement made by Seller under this Agreement, (b) any breach by Seller of any of Seller’s representations and warranties under this Agreement, (c) the Excluded Liabilities and Excluded Assets, and (d) Seller’s failure to comply with any of its obligations under any Mutual Customer Agreement or the agreements underlying such Mutual Customer Agreements.

7.3Indemnification by Buyer.  Buyer will indemnify, defend and hold harmless Seller and its officers, directors, shareholders, Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party”) from and against any and all Losses that arise out of or relate to (a) any breach or default by Buyer of any covenant or agreement made by Buyer under this Agreement, (b) any breach by Buyer of any of its representations and warranties under this Agreement, (c) the Assumed Liabilities, (d) the conduct and operations of the Business and Transferred Assets on and after the Closing, except for the Excluded Liabilities and (e) Buyer’s failure to comply with any of its obligations under any Mutual Customer Agreement or the agreements underlying such Mutual Customer Agreements.

7.4Notice of Claim.  In the event that a Seller Indemnified Party or a Buyer Indemnified Party shall become aware of any claim for indemnification (a “Claim”) against a party owing indemnification obligations to such party pursuant to this ARTICLE VII (such indemnifying party, the “Indemnifying Party”), the party entitled to, or claiming entitlement to, indemnification (the “Indemnified Party”) shall promptly, but in no event later than 15 days, give written notice thereof to the Indemnifying Party; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any indemnified party otherwise than under this ARTICLE VII. The written notice shall include, to the extent reasonably available, a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Claim, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

7.5Assumption and Defense of Third-Party Actions.  If any Claim hereunder arises out of a claim against the Indemnified Party by a third party, the Indemnifying Party shall have the right, at its own expense, to participate in, or assume control of, the defense of such claim, and the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party subject to reimbursement for actual out-of-pocket expenses incurred as the result of a request by the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  If a claim requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained by the Indemnified Party with respect to such claim (and all expenses in connection therewith).

7.6Claim Limitation.  In no event shall Seller be liable for any Claim pursuant to Section 7.2(b) unless the aggregate Losses resulting from all Claims brought against Seller pursuant to Section 7.2(b) exceeds the Indemnification Threshold Amount, following which all such accumulated Losses shall be recoverable as provided for in this Agreement; provided, however, that the maximum aggregate liability of Seller for indemnification pursuant to Section 7.2(b), including attorneys’ fees, costs and interest, shall not exceed the Cap; provided further, that the Cap shall not apply to Claims arising out of (i) any fraud or willful misconduct by Seller, (ii) any Excluded Taxes for which Seller is liable or (iii) any breach of a Seller Fundamental Representation.  Notwithstanding anything herein to the contrary, the maximum aggregate liability of Seller for indemnification pursuant to this Agreement, including attorneys’ fees, costs and interest, shall not exceed the Final Cash Purchase Price.

7.7Other Matters. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, or any similar term or phrase shall be disregarded, it being the understanding of the parties hereto that for purposes of determining liability under this ARTICLE VII, the representations and warranties of the parties hereto contained in this Agreement shall be read as if such terms and phrases were not included in them.

7.8Exclusive Remedies.  Following the Closing, the provisions of this ARTICLE VII shall be Buyer’s sole and exclusive remedy for any and all Losses relating to the subject matter of this Agreement or any of the other documents to be delivered hereunder, except for claims arising from intentional fraud by Seller in connection with the Business and claims for specific performance or other equitable measures.

7.9 Indemnification Payments.  Buyer and Seller agree that all indemnification payments made under this ARTICLE VII shall be treated as adjustments to the Purchase Price or capital contributions, as the case may be, for all applicable Tax purposes, unless otherwise required by Applicable Law.

ARTICLE VIII

CLOSING CONDITIONS

8.1Conditions Precedent to Obligations of Buyer and Parent.  The obligations of Buyer and Parent under this Agreement shall, at the option of Buyer and Parent, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)the representations and warranties of the Seller shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date;

(b)Seller shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

(c)no judgment, order or decree shall have been rendered, or formal proceeding potentially leading thereto begun, which has or would reasonably be expected to have the effect of enjoining the consummation of the Transactions;

(d)the actions and deliveries contemplated by Section 3.2(a) shall have been fulfilled or shall be contemporaneously fulfilled; and

(e)between the date of this Agreement and the Closing Date, no Material Adverse Change shall have occurred;

(f)any and all Liens (other than Permitted Liens) on the Transferred Assets shall have been released or agreed to be released as of the Closing by the holder of such Liens, in forms reasonably satisfactory to Buyer and its counsel;

(g)Buyer and Parent shall have received a certificate from Seller, signed by a duly authorized officer of Seller in his or her capacity as such, certifying that the conditions specified in Section 8.1(a) and Section 8.1(b) have been satisfied.

8.2Conditions Precedent to Obligations of Seller.  The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)the representations and warranties of the Buyer and Parent shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date;

(b)Buyer and Parent shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

(c)no judgment, order or decree shall have been rendered, or formal proceeding potentially leading thereto begun, which has or would reasonably be expected to have the effect of enjoining the consummation of the Transactions;

(d)the actions and deliveries contemplated by Section 3.2(b) shall have been fulfilled or shall be contemporaneously fulfilled;

(e)Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.2(c); and

(f)Seller shall have received a certificate from each of Buyer and Parent signed by a duly authorized officer of such party in his or her capacity as such, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

ARTICLE IX

TERMINATION

9.1Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(a)by mutual written agreement of Seller and Buyer;

(b)by Buyer or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to the date that is thirty (30) days following the date of this Agreement (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the party wishing to terminate this Agreement if such party’s failure to fulfill any of its covenants, agreements or conditions under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date (for the avoidance of doubt, however, the foregoing proviso shall not apply to the extent of the conditions in Sections 8.1 and 8.2 which are to be satisfied by Buyer or Seller that by their nature are to be satisfied at Closing); or

(c)by Buyer or Seller if any permanent  injunction or other order of a Governmental Authority preventing the consummation of the Transactions in any material respect shall have become final and non-appealable.

9.2Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part any party hereto; provided, however, and notwithstanding anything in the foregoing to the contrary, except for willful breaches of this Agreement prior to the time of such termination. As used in this Section 9.2, a “willful breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement and such action or failure to take action was undertaken with actual knowledge that the taking of such action or the failure to act would reasonably be expected to cause a material breach of this Agreement; provided, that Section 6.6, Section 7.1, this Section 9.2 and Article X (and any related definitional provisions throughout this Agreement) shall also survive any termination of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile, Portable Document Format (pdf) or electronic mail, in each case upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 10.1 by the party to receive such notice:

If to Buyer:

Faneuil, Inc.
2 Eaton Street, Suite 1002

Hampton, VA  23669
Attn:  Anna Van Buren
Email: anna.vanburen@faneuil.com

with a copy (which will not constitute notice) to:

Shearman & Sterling LLP
1460 El Camino Real, Floor 2

Menlo Park, CA 94025
Attn:  Chris Forrester
Email: chris.forrester@shearman.com
Facsimile No.: 650-838-5173

If to Seller:

c/o Vertex Group
501 W. President George Bush Highway
Richardson, TX 75080
Attn:  Todd Buchardt

Email: todd.buchardt@vertexgroup.com

and

c/o Vertex Group
501 W. President George Bush Highway
Richardson, TX 75080
Attn:  Brad Almond

Email: brad.almond@vertexgroup.com

with a copy (which will not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY  10173
Attn:Todd Finger
Email:  tfinger@mwe.com
Facsimile No.: 646-390-0820

or to such other address or addresses or facsimile number as either party may designate to the others by like notice as hereinabove set forth.

10.2Amendments; No Waivers.

(a)Any provision of this Agreement may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by both parties, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.

10.3Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.  No assignment shall relieve the assigning part of any of its obligations hereunder.

10.4Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.5Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original with the same effect as if the signatures thereto were upon the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party.

10.6Entire Agreement.  This Agreement (including the Schedules referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter hereof and thereof.

10.7Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in force and effect, and such invalid, unenforceable or void provisions will be deemed to be modified so as to effect the original intent of the parties as closely as possible in an acceptable manner so that, to the greatest extent possible, the Transactions and other matters contemplated by this Agreement are consummated and otherwise given effect as originally contemplated with the same effect.

10.8Construction.

(a)The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.  Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise.  Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.  The words “herein,” “hereof,” “hereunder,” and words of similar import refer to the Agreement as a whole and not to a particular section.  Whenever the word “including” is used in this Agreement, it shall be deemed to mean “including without limitation,” “including, but not limited to” or other words of similar import such that the items following the word “including” shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.  Whenever the word “or” is used, it means “and/or,” unless the context dictates otherwise.

(b)The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

(c)The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  All references to an Article or Section include all subparts thereof.

10.9Jurisdiction; Waiver of Trial by Jury.  EACH PARTY HEREBY (A) IRREVOCABLY CONSENTS AND AGREES THAT ANY ACTION OR PROCEEDING ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENT DELIVERED PURSUANT HERETO, OR THE TRANSACTION, SHALL BE BROUGHT EXCLUSIVELY IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, AND (B) BY EXECUTION AND DELIVERY OF THIS AGREEMENT, IRREVOCABLY SUBMITS TO AND ACCEPTS THE JURISDICTION OF SUCH COURT.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT DELIVERED PURSUANT HERETO, OR THE TRANSACTION.

10.10Cumulative Remedies.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.11Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

10.12Specific Performance.  Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without posting any bond or other undertaking.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed or caused this Asset Purchase Agreement to be duly executed by an authorized officer as of the date first above written.

SELLER:
VERTEX BUSINESS SERVICES LLC
By:	/s/ Brad Almond
Name: Brad Almond Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

BUYER:
FANEUIL, INC.
By:	/s/ Anna M Van Buren
Name: Anna M Van Buren Title: President & CEO

PARENT:
ALJ REGIONAL HOLDINGS, INC. (solely with respect to Article V, Sections 6.12, 6.13 and 7.2 and Article VIII)
By:	/s/ Jess Ravich
Name: Jess Ravich Title: Executive Chairman

[Signature Page to Asset Purchase Agreement]